Exhibit 99.1

                RED GIANT'S 'SUPERNOVAS' EXPLODES ONTO COMIXOLOGY
             Third Highest-Grossing iPad App of 2012 Offers Millions
                          Free Download of First Issue

ORLANDO, FL -March 27, 2013- Red Giant Entertainment Inc (OTCQB: REDG) has announced that the first issue of its teen superhero comic book SUPERNOVAS will today be offered as a "Digital First" free download on comiXology's Comics app, the #3 top-grossing iPad app of last year. It will be available on all versions of comiXology's main app for the iPhone, iPad, Android, Kindle, Windows 8, and at comixology.com.

SUPERNOVAS, which Red Giant earlier this month announced is being developed into a feature-length animated film, is a series that follows four ordinary teens from a small town in upstate New York. While observing a gamma ray burst, they and the town's nearby Supermax prison are irradiated with massive energy that mutates them and grants each of them extraordinary powers. Taking up the mantle of superheroes, they must face off against the powerful inmates who now wreak havoc on the world at large.

"We're thrilled to team with comiXology and our digital distributor Keenspot to offer this landmark first issue for free in their patented `Guided View' format," said Red Giant CEO, Benny Powell. "It is enlightening to realize just how powerful a fan base comic fans can be. The fact that comiXology sales on the iPad platform continue to outperform even game apps with household names like ANGRY BIRDS and TEMPLE RUN is obvious proof of that."

Free first issues have proven to be an effective tool for publishers. Earlier this month, when comiXology offered free downloads of seven hundred Marvel Comics first issues for a limited time, the response was so overwhelming that the promotion had to be called off early. Some of the world's most powerful servers weren't able to keep up with the demand from eager fans trying to download the free issues.

In addition to SUPERNOVAS #1, comiXology is today also offering a 64-page giant-size special issue of Red Giant's top-selling hit WAYWARD SONS: LEGENDS for free. The TYTANS SPECIAL is an illustrated guide to the "bad guys" of the WAYWARD SONS universe, the Tytans. The Tytans' arch nemeses, the Ulympeans, received their own 91-page giant-size handbook earlier this year.

Red Giant Entertainment titles can be found under the Keenspot label in the Publishers section of the comiXology's Comics app or online at http://www.comixology.com/keenspot/comics-publisher/78-0

ABOUT COMIXOLOGY

Founded in 2007, comiXology has revolutionized the comic book and graphic novel industry by delivering a cloud-based digital comics platform that makes discovering, buying, and reading comics more fun than ever before. ComiXology's Guided View(TM) reading technology transforms the comic book medium into an immersive and cinematic experience, helping comiXology become one of iTunes top 10 grossing iPad apps in both 2011 and 2012. Offering the broadest library of comic book content from the top 75 publishers, and including independent creators as well, comiXology will not stop until everyone on the face of the planet has become a comic book fan. A privately held company, comiXology is based in Gotham City. For more information visit www.comixology.com.
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ABOUT RED GIANT ENTERTAINMENT INC.

Red Giant Entertainment Inc (OTCQB: REDG) is a Nevada corporation that specializes in Intellectual Property (IP) development for multiple media platforms and transmedia propagation. The cornerstone of this development is based around the more than three dozen online and print graphic novel properties in various stages of production as well as the cast of thousands of characters from those series. These properties have a readership that numbers in the millions globally. Some of these properties are actively in development into other media such as movies, video games, television, novels, toys, apparel, applications, etc. through either direct production or licensing agreements.

For further information visit www.RedGiantEntertainment.com

Safe Harbor Statement

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including but not limited to statements containing the words "will," "believes," "plans," "anticipates," "expects," "look forward", "estimates" and similar expressions) should be considered to be forward-looking statements. Further, the safe harbor provisions of said Act may not apply to an issuer that issues penny stock. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, to include acquisition, production, marketing, distribution, competition with related patent, trademark and license issues involving contractual obligations and concessions. The Company does not assume any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as required by applicable law. The Company files annual, quarterly and current reports, proxy and informational statements and other information with the Securities and Exchange Commission. This press release should be read in conjunction with all of the reports that the Company has previously filed with the Securities and Exchange Commission for financial and other information about it.

Contact Information

Red Giant Entertainment Inc.
877-904-7334
info@redgiantentertainment.com